UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  April 4, 2003
                       (Date of earliest event reported)

                            MATRIXX INITIATIVES, INC.
             (Exact Name of Registrant as Specified in its Charter)


          DELAWARE                    0-27646                     87-0482806
(State or Other Jurisdiction        (Commission                 (IRS Employer
      of Incorporation)             File Number)             Identification No.)


                       2375 East Camelback Road, Suite 500
                             Phoenix, Arizona 85016
               (Address of Principal Executive Offices) (Zip Code)


        Registrant's telephone number, including area code (602) 387-5353

ITEM 5. OTHER EVENTS

     On April 4, 2003, Matrixx Initiatives, Inc. ("Matrixx" or the "Company") commenced arbitration proceedings against Zila Swab Technologies, Inc. (doing business as Innovative Swab Technologies) ("Zila"), the manufacturer of the dry handle swab applicator for Matrixx's Zicam(R) Cold Remedy swab products. In its demand for arbitration, Matrixx claims, among other things, that Zila has materially breached its swab manufacturing contract with Matrixx by repeatedly and consistently failing to meet minimum swab production levels since the contract's inception in 2002 and by attempting in 2003 to unilaterally increase the contract's pricing terms.

     Matrixx is claiming $20 million in compensatory damages plus punitive damages, as well as an order of specific performance requiring Zila to satisfy its production obligations under the remaining term of the manufacturing agreement at the pricing levels stated in the agreement.

     In connection with its arbitration claim, Matrixx also filed a claim against Zila and its parent company, Zila, Inc., in the Superior Court of Arizona on April 4, 2003 to, among other things, obtain a temporary restraining order which requires Zila to satisfy its production obligations under the remaining term of the manufacturing agreement at the pricing levels stated in the agreement.

     Matrixx reported its pricing dispute with Zila in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, noting that the Company was examining options to resolve the dispute. Matrixx subsequently determined that the above-described legal actions were necessary based on its inability to resolve the dispute through negotiations with Zila.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MATRIXX INITIATIVES, INC.
                                           (Registrant)


                                           /s/ William J. Hemelt
                                           -------------------------------------
                                           William J. Hemelt
                                           Executive Vice President, Chief
                                           Financial Officer, Treasurer and
                                           Secretary

Date: April 11, 2003